Exhibit 99.1

URBAN OUTFITTERS, INC.

URBN Reports Holiday Sales and Management Changes

Philadelphia, PA – January 12, 2021

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Holiday Sales and Management Changes

PHILADELPHIA, PA, January 12, 2021 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net sales for the two and eleven months ended December 31, 2020.

Total Company net sales for the two months ended December 31, 2020, decreased 8.4% over the same period last year. Comparable Retail segment net sales decreased 9% due to negative retail store net sales as stronger conversion rates could not offset the reduced store traffic as a result of the coronavirus pandemic and related restrictions. Lower store net sales were partially offset by strong double-digit growth in digital channel sales. By brand, comparable Retail segment net sales increased 1% at Free People and decreased 8% at Urban Outfitters and 12% at the Anthropologie Group. Wholesale segment net sales decreased 1%.

Although Retail segment comparable net sales have rebounded nicely in the month of January, URBN expects total Company gross profit margins for the fourth quarter to deleverage by several hundred basis points driven by two primary factors.  First is the deleverage in delivery and logistics expenses due to the increased penetration of digital sales, carrier surcharges and increased expedited shipments; and second is deleverage in store occupancy expense due to negative store net sales.

For the eleven months ended December 31, 2020, total Company net sales decreased 14.3% over the same period last year. Comparable Retail segment net sales decreased 12%, driven by negative retail store net sales due to mandated store closures as a result of the coronavirus pandemic and lower store productivity once opened, partially offset by strong double-digit growth in the digital channel. Wholesale segment net sales decreased 42%.

During the eleven months ended December 31, 2020, the Company opened a total of 18 new retail locations including: 6 Urban Outfitters stores, 6 Anthropologie Group stores and 6 Free People stores (including 2 FP Movement stores); and closed 6 retail locations including: 4 Urban Outfitters stores, 1 Anthropologie Group store and 1 Free People store. During the eleven months ended December 31, 2020, six franchisee-owned stores were closed including: four Urban Outfitters stores, one Anthropologie Group store and one Free People store.

On a personnel note, URBN today announced Trish Donnelly, Chief Executive Officer of the Urban Outfitters Group, will be leaving the Company as of January 31, 2021, to pursue a new career opportunity. We are pleased to announce that Sheila Harrington will become Chief Executive Officer for both Urban Outfitters Group and Free People Group. Additionally, Gabrielle Conforti, currently the Chief Merchandising Officer for the Urban Outfitters brand, has been promoted to President, Urban Outfitters North America, and Emma Wisden will continue as Managing Director, Urban Outfitters Europe, and will lead the Urban Outfitters brand Wholesale business. Both Gabrielle and Emma will report to Sheila.

“We thank Trish for her seven years of dedicated service to the Company.  During her tenure she built a strong, talented team and the Urban brand grew revenues by over 10%,” said Richard A. Hayne, Chief Executive Officer, URBN. “I congratulate Sheila, Gabrielle and Emma on their promotions and added responsibility,” finished Mr. Hayne.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 250 Urban Outfitters stores in the United States, Canada and Europe and websites; 236 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 149 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants and 1 Urban Outfitters franchisee-owned store, as of December 31, 2020. Free People and Urban Outfitters wholesale sell their products through approximately 2,300 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, any material disruptions or security breaches with respect to our technology systems, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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